Exhibit 12.1

Exelon Corporation

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2009	2010	2011	2012	2013
Pre-tax income from continuing operations	4,418	4,221	3,952	1,798	2,773
Plus: Loss from equity investees	27	—	1	91	(10)
Less: Capitalized interest	(55)	(43)	(57)	(75)	(67)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	4,390	4,178	3,896	1,814	2,696
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	761	836	761	1,021	1,436
Interest component of rental expense (a)	230	241	237	310	269

Total fixed charges	991	1,077	998	1,331	1,705
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	5,381	5,255	4,894	3,145	4,401
Ratio of earnings to fixed charges	5.4	4.9	4.9	2.4	2.6

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

Exelon Corporation

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2009	2010	2011	2012	2013
Pre-tax income from continuing operations	4,418	4,221	3,952	1,798	2,773
Plus: Loss from equity investees	27	—	1	91	(10)
Less: Capitalized interest	(55)	(43)	(57)	(75)	(67)
Preference security dividend requirements	(7)	(7)	(6)	(26)	(32)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	4,383	4,171	3,890	1,788	2,664
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	761	836	761	1,021	1,436
Interest component of rental expense (a)	230	241	237	310	269
Preference security dividend requirements of consolidated subsidiaries	7	7	6	26	32

Total fixed charges	998	1,084	1,004	1,357	1,737
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	5,381	5,255	4,894	3,145	4,401
Ratio of earnings to fixed charges and preferred stock dividends	5.4	4.8	4.9	2.3	2.5